Exhibit 99.1

NEWS RELEASE
ASSOCIATED MATERIALS NAMES NEW EXECUTIVE VICE PRESIDENT AND CFO
CUYAHOGA FALLS, OH (October 14, 2014) - Associated Materials, LLC announced today the appointment of Scott Stephens as Executive Vice President and Chief Financial Officer. Stephens served the past six years as Chief Finance Officer and Treasurer at A.M. Castle (NYSE: CAS) a $1.3 billion global distributor of specialty metal and plastic products and supply chain services located in Franklin Park, IL.

“Scott’s financial and leadership background in multiple publically traded companies, his strategic capabilities and ability to develop and manage a strong finance organization make him the ideal fit for us as the next Chief Financial Officer at AMI,” said Brian Strauss, President and CEO. “We are confident that Scott’s proven leadership capabilities will mean great things for our organization and our customers.”

Prior to joining A.M. Castle, Scott was CFO for Lawson Products (Nasdaq: LAWS), an international distributor and marketer of maintenance, repair and operations systems, services and products. Scott was also CFO at Wormser Company, an importer and manufacturer of children’s sleepwear.

Scott began his career with Ernst and Young and was also Corporate Controller for Old World Industries, an automotive and chemical distributor. He has a Bachelor’s of Science degree in Accounting from The Ohio State University and an MBA from the Kellogg School of Management at Northwestern University.

“I am excited to join the strong leadership team at Associated Materials,” said Scott Stephens. “The dual distribution platform and vertical integration strategy coupled with our strong customer focus provides a solid platform for continuing success.”

About Associated Materials

Associated Materials is a leading U.S. and Canadian manufacturer and distributor of exterior building products with brands including Alside, Gentek, Revere, Ultraguard, Preservation and Alpine. Products include siding, windows, fencing, railing and more. For more information about AMI, please visit
www.associatedmaterials.com or call 800-922-6009.